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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 8-A/A
                                (AMENDMENT NO. 1)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934

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                                YOUBET.COM, INC.
             (Exact Name of Registrant as Specified in its Charter)

                DELAWARE                                  95-4627253
(State of Incorporation or Organization)       (IRS Employer Identification No.)

                               5901 DE SOTO AVENUE
                        WOODLAND HILLS, CALIFORNIA 91367
               (Address of Principal Executive Offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

     Title of Each Class                   Name Of Each Exchange on Which
     To Be So Registered                   Each Class Is To Be Registered
     -------------------                   ------------------------------

            NONE                                       NONE
         ----------                                 ----------

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates:
Not Applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

                         Common Stock, par value $0.001
                         ------------------------------
                                (Title of class)


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ITEM 1.  DESCRIPTION OF CAPITAL STOCK.

The following is a summary of the material terms and provisions of Youbet.com's capital stock. Youbet.com's certificate of incorporation, as amended, authorizes the issuance of 101,000,000 shares of capital stock, divided into 100,000,000 shares of common stock, $0.001 par value per share, and 1,000,000 shares of preferred stock, $0.001 par value per share. As of February 27, 2004, there were 28,526,813 shares of common stock outstanding and no shares of preferred stock outstanding.

COMMON STOCK

The common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Cumulative voting for the election of directors is not provided for in Youbet.com's certificate of incorporation. Upon liquidation, dissolution or winding-up of Youbet.com, and after the payment of the preferential rights of any series of preferred stock created by the board of directors from time to time, the holders of shares of common stock will be entitled to receive pro rata all assets of Youbet.com legally available for distribution to such holders. Except for any preferential rights of any series of preferred stock created by the board of directors from time to time, the stockholders of common stock will be entitled to such cash dividends as may be declared from time to time by the board from funds available therefor.

PREFERRED STOCK

Youbet.com has 1,000,000 authorized, but unissued, shares of preferred stock, $0.001 par value per share. Although the rights and designations of the preferred stock are currently undefined, Youbet.com's board of directors is authorized to establish the voting, dividend, redemption, conversion, liquidation and other relative rights by a resolution or resolutions at any time and from time to time.

In establishing the terms of a series of preferred stock, the board of directors is authorized, subject to the limitations prescribed by law, to set, among other things:

         o        the number of shares;
         o        the dividend rate and preferences;
         o        the cumulative or non-cumulative nature of dividends;
         o        the redemption provisions;
         o        the sinking fund provisions;
         o        the conversion rights;
         o the amounts payable and preferences in the event of the voluntary or involuntary liquidation of Youbet.com; and
         o        the voting rights,

in addition to those required by law. Such terms could include provisions prohibiting the payment of common stock dividends or purchases by Youbet.com of common stock in the event dividends or sinking fund payments on the preferred stock were in arrears. In the event of liquidation, the holders of preferred stock of each series might be entitled to receive an amount specified for such series by the board of directors before any payment could be made to the holders of common stock.

Any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such series of preferred stock may be made dependent upon facts ascertainable outside of the resolution or resolutions providing for the issue of such preferred stock adopted by the board of directors. The manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such series of preferred stock must be clearly and expressly set forth or incorporated in the resolution or resolutions providing for the issuance of such preferred stock.

Shares of preferred stock of any series that have been redeemed or that if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorized and unissued shares of preferred stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and

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reissued as part of a new series of shares of preferred stock to be created by resolution or resolutions of the board of directors or as part of any other series of shares of preferred stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the board providing for the issue of any series of shares of preferred stock.

DELAWARE LAW ANTI-TAKEOVER LAW

Youbet.com is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "Anti-Takeover Law") regulating corporate takeovers. The Anti-Takeover Law prevents certain Delaware corporations from engaging, under certain circumstances, in a "business combination," which includes a merger or sale of more than 10% of the corporation's assets, with any "interested stockholder" i.e. a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of any such persons for three years following the date that such stockholder became an "interested stockholder" unless (1) the transaction is approved by the board of directors prior to the date the "interested stockholder" attained such status,
(2) upon consummation of the transaction that resulted in the stockholder's becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (3) on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

A Delaware corporation may "opt out" of the Anti-Takeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. Youbet.com has not "opted out" of the provisions of the Anti-Takeover Law. The Anti-Takeover Law could prohibit or delay mergers or other takeover or change-in-control attempts with respect to Youbet.com and, accordingly, may discourage attempts to acquire Youbet.com.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for Youbet.com's common stock is American Stock Transfer and Trust Company.

ITEM 2.  EXHIBITS.

         3.1 Certificate of Incorporation of Youbet.com, Inc., as amended through November 12, 2001 (incorporated by reference to Exhibit 3.1 to Youbet.com's Form 10-QSB for the quarter ended September 30, 2003).

         3.2 Amended and Restated Bylaws of Youbet.com, Inc. (incorporated by reference to Exhibit 3.2 to Youbet.com's Form 10-QSB for the quarter ended September 30, 2003).

         4.1 Form of Specimen Common Stock Certificate (incorporated by reference to Exhibit (e) to Youbet.com's Form 8-A, as filed with the Securities and Exchange Commission on May 10, 1999).

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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, Youbet.com, Inc. has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                YOUBET.COM, INC.


                                By:   /s/ Charles F. Champion
                                      ------------------------------------------
                                      Name:   Charles F. Champion
                                      Title:  President, Chief Executive Officer
                                              and Chairman of the Board


Date:  April 8, 2004